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                                                                   EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which includes an explanatory paragraph relating to accounting changes for investments in certain fixed maturity securities in 1993, dated February 22, 1996, on our audits of the consolidated financial statements and financial statement schedules of American International Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which report is included in the Company Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".

                                             /s/ COOPERS & LYBRAND, L.L.P.
                                                Coopers & Lybrand, L.L.P.

New York, New York
February 6, 1997